ASSET PURCHASE AGREEMENT

by and among

GOCOM MEDIA OF ILLINOIS, LLC,

a Delaware limited liability company,

ACME TELEVISION OF ILLINOIS, LLC,

a Delaware limited liability company,

and

ACME TELEVISION LICENSES OF ILLINOIS, LLC

a Delaware limited liability company,

June 14, 2007

         This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 14, 2007, by and among GOCOM MEDIA OF ILLINOIS, LLC, a Delaware limited liability company (“Buyer”), and ACME TELEVISION OF ILLINOIS, LLC, a Delaware limited liability company (“ACME”), and ACME TELEVISION LICENSES OF ILLINOIS, LLC, a Delaware limited liability company (“ACME Licenses” and collectively with ACME, “Seller”). Buyer and Seller are sometimes referred to herein as the “Parties” and each as a “Party.”

R E C I T A L S:

    A.        Seller holds licenses and other authorizations from the Federal Communications Commission and owns and operates certain assets used in connection with the business and operations of television station WBUI(TV) and its associated DTV station WBUI-DT, Decatur, Illinois (collectively, the “Station”).

    B.        Seller owns, leases, or otherwise has the right to use and operate the assets used in the operation of the Station, including certain licenses, permits and authorizations issued by the FCC.

    C.        Seller desires to sell and convey, and Buyer wishes to purchase and acquire, substantially all of Seller’s assets used in the operation of the Station on the terms and conditions hereinafter set forth.

A G R E E M E N T S:

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1: DEFINITIONS

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         “Action” means, for any Person, any claim, demand or complaint against such Person, dispute with such Person, any action, counterclaim, suit, litigation, arbitration, or other legal, administrative or Tax proceeding before a Governmental Authority, any investigation by any Governmental Authority with respect to such Person of which such Person has knowledge, and any Judgment by or against such Person, excluding (i) any litigation or proceeding by or before any Governmental Authority affecting the television broadcasting industry generally in which such Person is not a named party and (ii) any rulemaking proceedings by or before any Governmental Authority.

         “Adjustment Time” means 12:01 a.m., Decatur, Illinois time on the Closing Date.

         “Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         “Assets” means all assets, properties and rights, both tangible and intangible, that are (i) owned, held or leased by Seller and (ii) used or held for use in the operation of the Station, including the Real Property Leases (and the Leased Real Property), Equipment, Licenses, Assumed Contracts, Intellectual Property, Software, Internet Web Sites and Books and Records; provided, that the Assets shall not include the Excluded Assets.

         “Assignment Application” means one or more applications prepared jointly by the Parties, and filed by ACME Licenses with the FCC, for consent to the assignment of the FCC Licenses from ACME Licenses to Buyer in the manner contemplated by this Agreement, which application shall include a request for a “failing station” waiver in respect of the Station.

         “Assumed Contracts” means, as of Closing, (i) all Contracts set forth on Schedule 3.9, excluding those that shall have terminated in accordance with their terms prior to Closing, (ii) all Contracts for the sale of advertising or program time on the Station for cash at prevailing rates that can be cancelled by Seller without permission or penalty on no more than ninety (90) days’ notice, (iii) all miscellaneous Contracts entered into in the ordinary course of business that may be canceled without breach, fee, payment or penalty on sixty (60) days’ or less notice, and (iv) all Contracts entered into by Seller between the date of this Agreement and the Closing Date as contemplated by and within the limitations set forth in Section 5.1(h), or that Buyer agrees in writing to assume.

         “Books and Records” means all of the books and records of Seller related to the Business (other than any included in the Excluded Assets).

         “Business” means the business and operations of Seller relating to the Station.

         “Business Day” means any day of the year, other than a Saturday or Sunday, on which banks are not required or authorized to be closed in the State of Illinois.

         “Buyer’s Existing Television Stations” means, collectively, television station WRSP-TV and its associated DTV station WRSP-DT, Springfield, Illinois and its satellite television station WCCU(TV) and its associated DTV station WCCU-DT, Urbana, Illinois.

         “Closing” means the consummation of the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

         “Closing Date” means the date of Closing as provided under Section 9.1(a). The Closing shall be deemed effective as of 12:01 a.m., Decatur, Illinois time on the Closing Date.

         “Closing Place” means, if either Party shall deem an in-person Closing to be necessary, at the offices of Buyer’s counsel in Raleigh, North Carolina, or at such other location agreed upon by the Parties.

         “Collection Period” means the one hundred fifty (150) day period starting on the Closing Date.

         “Communications Laws” means the Communications Act of 1934, as amended, together with the rules, regulations and published policies of the FCC promulgated thereunder.

         “Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity at any relevant time considered a single employer with Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) (each, an “ERISA Affiliate”), any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan.

         “Consents” means the consents, permits or approvals of Governmental Authorities and other third parties required by Seller to transfer the Assets to Buyer or otherwise for Seller to consummate the transactions contemplated hereby, including, without limitation, the FCC Consent.

         “Contracts” means the leases (other than Real Property Leases), contracts, commitments, understandings and agreements relating to the Station to which Seller is a party, whether oral or written.

         “Employees” means the persons employed by Seller on a full or part-time basis with respect to the Business.

         “Employee Plan” means any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or other employee benefit plan as defined in Section 3(3) of ERISA to which either of Seller or any ERISA Affiliate contributes or which either of Seller or any ERISA Affiliate sponsors or maintains, or by which Seller or any ERISA Affiliate is otherwise bound.

         “Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts under bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by the application of general principles of equity.

         “Environmental Laws” means the Legal Requirements relating to health, safety or the environment, including the Handling of Hazardous Substances, the presence of Hazardous Substances on any Real Property, or any antipollution requirements.

         “Equipment” means the television studio and transmitter site equipment, furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters and other personal property used or held for use by Seller in the operation of the Station or conduct of the Business.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

         “Escrow Agent” means the Escrow Agent named in the Escrow Agreement, and any successors thereto pursuant to the terms of the Escrow Agreement.

         “Escrow Agreement” means the Escrow Agreement being entered into among Buyer, Seller and the Escrow Agent on the date hereof.

         “Escrow Amount” means the sum of the Escrow Deposit, plus all interest or earnings accrued thereon.

         “Escrow Deposit” means Four Hundred Thousand Dollars ($400,000), which is being deposited by Buyer with the Escrow Agent contemporaneously with the execution and delivery of this Agreement to secure the obligations of Buyer to close under this Agreement, with such amount disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

         “Excluded Assets” means (i) all cash and cash equivalents of Seller, (ii) all Receivables, (iii) all bonds, letters of credit, surety instruments and other similar items, (iv) Seller’s limited liability company and tax records and the account books of original entry, general ledger and financial records used in connection with the Station, (v) Seller’s employee benefit plans and the assets thereof, and (vi) the Seller’s owned real property located at 2510 Parkway Court, Decatur, Illinois (the “Excluded Studio Real Property”) (for the avoidance of doubt, excluding all Equipment and other Assets located on, in or about such real property), which is currently used as the Station’s main studio facility.

         “FCC” means the Federal Communications Commission or any successor agency.

         “FCC Consent” means one or more actions by the FCC granting its written consent to the assignment of the FCC Licenses from ACME Licenses to Buyer as contemplated by this Agreement, including Buyer obtaining from the FCC a “failing station” waiver with respect to the Station (but such waiver shall not be applicable to any assignee of Buyer under Section 12.4 hereof).

        “FCC Licenses” means the licenses, permits or other authorizations issued or granted by the FCC to Seller relating to the operation of the Station, all as set forth on Schedule 3.7.

         “Final Order” means the FCC Consent that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such request and the time for the FCC to set aside the action on its own motion have expired.

         “GAAP” means generally accepted accounting principles as currently in effect.

         “Governmental Authority” means any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including the FCC.

         “Handling” means the production, use, generation, storage, treatment, recycling, disposal, discharge, release, exposure of persons to, or other handling or disposition of any kind of any Hazardous Substances.

         “Hazardous Substance” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste, including asbestos, PCBs, pesticides and petroleum products, or any pollutant that is labeled or regulated as such by any Governmental Authority pursuant to an Environmental Law.

         “Historical Financials” means, with respect to the Station and the Business, (i) the unaudited balance sheets and related statements of income and cash flows as of and for the fiscal years ended December 31, 2004, 2005 and 2006, and (ii) an unaudited balance sheet and related statements of income and cash flows as at and for the four (4) months ended April 30, 2007. Each such balance sheet includes amounts of Receivables, prepaid expenses, property plant and equipment net of accumulated depreciation, accounts payable and accrued liabilities as of the specified date of each such balance sheet.

         “Intellectual Property” means all trademarks, service marks, service names, trade names, copyrights, patents, non-governmental licenses and permits, jingles, Internet Web Sites and other intellectual property rights applied for, issued to, or owned by Seller or under which Seller is licensed or franchised, and which are used or useful in the business and operations of the Station, together with any additions thereto between the date hereof and the Closing Date, but excluding any of the foregoing that are included in the Excluded Assets.

         “Internet Web Sites” means (i) all Internet domain names and associated uniform resource locators of any or all of the Station, and (ii) the HTML content relating to any or all of the Station located and publicly accessible from those domain names, including all web pages, CGI scripts, Java and HTML code, software or other materials owned or licensed by Seller required to make such sites accessible, viewable and navigable by third Persons, and the “visitor” email data base and click stream data and information for such sites to the extent that they are owned or licensed by Seller.

         “Judgment” means any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

         “Knowledge” or “to the Knowledge” of a Party (or similar phrases) means actual knowledge of a fact, and “Knowledge of Seller” shall mean the actual knowledge of any of Doug Gealy, Tom Allen, and the Station’s general manager.

         “Leased Real Property” means the Real Property that is the subject of the Real Property Leases.

         “Legal Requirement” means any statute, ordinance, code, law (including common law), rule, regulation, policy, permit or permit condition, Judgment, or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority.

         “Liabilities” means claims, obligations, commitments or liabilities of a Person of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.

         “Licenses” means the licenses, permits, franchises, registrations, authorizations, consents or approvals issued by the FCC or any other Governmental Authority to Seller relating to the operation of the Station, including those listed on Schedule 3.7 and any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing Date.

         “Lien” means any lien, pledge, charge, easement, security interest, mortgage, deed of trust, right-of-way or other encumbrance.

         “Limited Indemnity Guaranty” means the Limited Indemnity Guaranty to be executed and delivered by Parent to Buyer at the Closing substantially in the form of Exhibit A.

         “Market MVPD System” means any U.S. cable television system, wireless cable system, DBS system, SMATV system or other multichannel video programming distribution system operating within the Station’s Designated Market Area (as defined by A.C. Nielsen & Co.).

         “Parent” means ACME. Television, LLC, a Delaware limited liability company, of which ACME and ACME Licenses are both direct subsidiaries.

         “Permitted Liens” means the following: (i) statutory landlord’s Liens and Liens for current Taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar Legal Requirements which are not violated in any material respect by the current use or occupancy of the Leased Real Property that is the subject of the Real Property Leases or conduct of the Business or the operation of the Station; (iii) any Liens set forth in Schedule 1.1B; and (iv) any Liens that will be removed on or before Closing.

         “Person” means any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

         “Real Property” means, other than real property included in the Excluded Assets, (i) all of the fee estates, the land and buildings, structures, other improvements and fixtures owned by Seller and located thereon, and any easements, licenses, rights to access, rights-of-way, and other real property interests relating thereto, and (ii) any other fee estates and buildings and other improvements thereon owned by Seller, and any leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are held by Seller and used or held for use in the Business or operations of the Station, plus any additions thereto between the date hereof and the Closing Date.

         “Real Property Lease” means each lease, sublease, license or other agreement (written or oral), pursuant to which Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used, or available for use, in the Business or operations of the Station.

         “Receivables” means all promissory notes or other similar obligations payable to Seller, and all accounts receivable and other receivables of Seller relating to or arising out of the operation of the Station prior to the Adjustment Time, excluding any receivables under the Station’s Trade Agreements (which receivables are included in the Assets).

         “Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, owned or licensed by Seller that are used or useful in the business and operations of the Station, together with any additions thereto between the date hereof and the Closing Date.

         “Station Affiliation Agreement” means the Station Affiliation Agreement dated as of September 18, 2006, between the CW television network and Seller, together with any amendments and supplemental agreements related thereto.

         “Tax” or “Taxes” means (individually or in the aggregate) any taxes, charges, fees, levies or other assessments, including income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, penalties and interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

         “Trade Agreements” means all trade, barter and similar agreements for the sale or trade of advertising time on the Station for consideration other than cash; provided, that Trade Agreements shall exclude the Station’s programming agreements for barter.

1.2 Terms Defined Elsewhere in this Agreement. In addition to (i) the defined terms in the preamble, recitals and Section 1.1 hereof, or (ii) certain defined terms used solely within a single section hereof, the following is a list of terms used in this Agreement and a reference to the section hereof in which such term is defined:

Term	Section
Adjustments	2.4(b)
Allocation Schedule	6.11
Assumed Liabilities	2.5
Auditor	2.4(d)
Buyer's Auditors	6.16
Buyer's Calculation	2.4(b)
Claimant	10.4
Claim Notice	10.4
Current Measurement Period	2.4(b)
Decreased Gross Cash Revenues	2.4(b)
Discovery Period	2.4(d)
Holdback Agreement	10.6
Improvements	3.5
Increased Gross Cash Revenues	2.4(b)
Indemnity Period	10.1
Indemnitor	10.4
Lien Searches	6.18
Limited Audit	6.16
Limited Audit Procedures	6.16
Losses	10.2
Non-Assumed Liabilities	2.5
Previous Measurement Period	2.4(b)
Purchase Price	2.2
Termination Date	11.2(d)
Title Commitments	6.17(a)
Title Insurer	6.17(a)
Unretained Employees	6.5(d)

1.3 Clarifications. Words used in this Agreement, regardless of the gender specifically used, shall be deemed and construed to include any other gender as the context requires. Where the context so requires, the use of the singular form includes the plural, and the use of the plural form includes the singular. All representations, warranties and covenants (including indemnification) made by Seller shall be deemed to made jointly and severally. Where the context so requires, (i) the term “Seller” shall include and mean, as applicable, ACME or ACME Licenses individually and not just ACME and ACME Licenses collectively or as a group, and (ii) the term “Station” shall include and mean, as applicable, WBUI(TV) or its associated DTV station WBUI-DT individually and not just the WBUI(TV) and its associated DTV station WBUI-DT collectively or as a group. As used in this Agreement, the word “including” is not limiting (and shall be deemed to be followed by the words “without limitation”), and the word “or” is both conjunctive and disjunctive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a section, schedule, or exhibit is a reference to a section of this Agreement or a schedule or exhibit hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 2: PURCHASE OF ASSETS

2.1 Agreement to Sell and Buy. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets, and Buyer shall purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens.

2.2 Purchase Price. The aggregate purchase price for the Assets shall be Four Million Dollars ($4,000,000.00) (the “Base Purchase Price”), as adjusted pursuant to Section 2.4 (the “Purchase Price”). Subject to Section 2.4, the Purchase Price, less the amount of the Escrow Deposit, shall be paid by Buyer at the Closing by wire transfer of immediately available funds in U.S. dollars to Seller or another designee of Seller as designated in writing by Seller and to an account thereof designated in writing by Seller prior to the Closing Date.

2.3 Escrow Deposit. Concurrently with the execution and delivery of this Agreement, Buyer and Seller are executing and delivering the Escrow Agreement, and Buyer is depositing the Escrow Deposit with the Escrow Agent by wire transfer of immediately available funds in U.S. dollars, to be held pursuant to the Escrow Agreement. Upon the Closing, Buyer and Seller shall instruct the Escrow Agent to pay the amount of the Escrow Deposit to Seller or another designee of Seller by wire transfer of immediately available funds in U.S. dollars to an account designated by Seller, with all interest and income earned on the Escrow Deposit prior to Closing being paid by the Escrow Agent to Buyer.

2.4 Adjustments and Prorations.

(a)	All revenues and all expenses arising from the Business prior to the Adjustment Time, including tower rental, business and license fees, utility charges, real and personal property Taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees (including program license payments), sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets pursuant hereto) annual regulatory fees, amounts owing in respect of unlicensed software, music license fees and similar prepaid and deferred items, shall be prorated between Seller and Buyer in accordance with GAAP and the general principle that Seller shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Station for the period prior to the Adjustment Time, and Buyer shall receive the benefit of all revenues, and be responsible for all costs, expenses and Liabilities, allocable to the Station on or after the Adjustment Time; subject, however, to the following:

(1)	An adjustment and proration shall be made in favor of Buyer or Seller, as applicable, for the amount, if any, by which the fair market value of the goods or services to be received by the Station under their Trade Agreements as of the Adjustment Time exceeds, or is less than, the value of any advertising time remaining to be run by the Station as of the Adjustment Time.

(2)	There shall be no proration for program barter, other than with respect to any cash payments due or paid in connection therewith.

(3)	Seller shall be entitled to all revenue accrued and bear all expenses and other Liabilities related to the Excluded Assets, and shall retain and be solely responsible for all Non-Assumed Liabilities, including vacation time, sick-leave, bonuses and other employee fringe benefits of Employees, and no adjustment or proration shall be made with respect thereto.

(4)	Seller shall be responsible for all film or programming license fees due and payable prior to the Adjustment Time (with an appropriate credit to Seller if such fee covers any period of time after the Adjustment Time), and Buyer shall be responsible for all such fees after the Adjustment Time (with an appropriate credit to Buyer if such fee covers any period of time before the Adjustment Time). Deposits for Assumed Contracts which relate to programming, if any, shall be fully credited to Seller; provided, that such credit will be reduced on a pro-rated basis based on the length of the term that the film or program was available to be aired on the Station prior to the Adjustment Time and the total length of the term that the film or program is available to air on the Station after the Adjustment Time. (5) Any and all rebates which, under any Assumed Contracts are in effect as of the Adjustment Time, may be payable after such date to any advertiser or other user of the Station’s facilities, based in part on business, advertising or services prior to the Adjustment Time, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the Adjustment Time based on revenue, volume of business done or services rendered in part before the Adjustment Time and in part after the Adjustment Time shall be shared by Seller, on the one hand, and Buyer, on the other hand, ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period.

(b)	In addition to the foregoing adjustments and prorations, (i) if the Station shall have Increased Gross Cash Revenues, then the Base Purchase Price shall be increased by the product of (A) 1.45 multiplied by (B) the Increased Gross Cash Revenues; or (ii) if the Station shall have Decreased Gross Cash Revenues, then the Base Purchase Price shall be decreased by the product of (A) 1.45 multiplied by (B) the Decreased Gross Cash Revenues. For purposes hereof, “Increased Gross Cash Revenues” shall mean the amount, if any, by which gross cash revenues of the Station for the Current Measurement Period exceed gross cash revenues of the Station for the Previous Measurement Period by more than ten percent (10%), and “Decreased Gross Cash Revenues” shall mean the amount, if any, by which gross cash revenues of the Station for the Previous Measurement Period exceed gross cash revenues of the Station for the Current Measurement Period by more than ten percent (10%). The “Current Measurement Period” shall mean the period commencing as of the first day of month including the date of this Agreement and ending on last day of the month ending prior to (but not including) the Closing Date. The “Previous Measurement Period” shall mean the same period for the previous year. Gross cash revenues of the Station shall be determined in accordance with GAAP.

(c)	Net settlement of the adjustments contemplated under this Section 2.4 shall be made at the Closing by increasing or decreasing the Purchase Price appropriately, if feasible based on Seller’s and Buyer’s good faith estimates. Notwithstanding the foregoing, Buyer shall prepare and submit to Seller, not later than thirty (30) days following the Closing, its written good faith estimate of any additional adjustments and prorations to those set forth in subsections (a) and (b) above (the “Adjustments”) in accordance with this Section 2.4, along with Buyer’s estimate of the Purchase Price resulting from the Adjustments (“Buyer’s Calculation”), including all supporting documentation and the calculation of any amounts. Within thirty (30) days after receipt of Buyer’s Calculation, Seller shall furnish Buyer written notification of any disputes Seller has with Buyer’s determination of the Purchase Price in Buyer’s Calculation, and Buyer and Seller shall in good faith attempt to resolve any disputes between them with respect to the determination of the Purchase Price.

(d)	Except as provided in Section 2.4(e), a final settlement of all Adjustments made under this Section 2.4, with payment being made by the appropriate Party by wire transfer of immediately available funds in U.S. dollars, to an account designated in writing by the Party entitled to receive such payment, shall occur no later than sixty (60) days after the Closing Date. Buyer shall provide Seller with any documentation reasonably requested by Seller to determine the appropriateness of any Adjustment claimed by either Party.

(e)	In the event that the Parties cannot agree on the amount of the final Adjustments within ninety (90) days following the Closing Date, either Party may request that the determination be made by a mutually satisfactory national or regional accounting firm (the “Auditor”). The Auditor shall make the determination based on GAAP in effect at the Adjustment Time. In the event that either Party invokes the use of the Auditor, there shall be a thirty (30) day period (the “Discovery Period”) when the Parties may request of and shall provide to each other in writing or computer format where appropriate any documentation or records in the possession of the other Party that are related to a claim or defense to be made to the Auditor. For fifteen (15) Business Days after the expiration of the Discovery Period, the Parties shall have the opportunity to present their claims and supporting documentation to the Auditor. The Auditor shall be required to render a decision within fifteen (15) Business Days after the expiration of that 15-Business Day period. Absent fraud, the decision of the Auditor shall be final and binding on the Parties and shall not be subject to any judicial challenge by either Party. Within five (5) Business Days after the Auditor provides the determination to the Parties, payment in accordance with that determination shall be made by the appropriate Party by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Party entitled to receive such payment. The expenses of the Auditor shall be shared equally by the Parties unless the Auditor shall determine that a Party acted in bad faith, in which case the Party shall pay such expenses in the manner determined by the Auditor. If the amount in good faith dispute is equal to or less than Five Thousand Dollars ($5,000), then the dispute shall not be submitted to the Auditor, and such amount shall be divided equally between Buyer, on one hand, and Seller, on the other hand.

2.5 Assumed Liabilities. At and after the Closing, Buyer shall assume and timely pay, discharge and perform all Liabilities arising from the ownership or holding of the Assets, including the Licenses and the Assumed Contracts, that arise or accrue on or after the Adjustment Time, and any current Liabilities included in the Adjustments for which Buyer shall have received the benefit of an adjustment or proration as of Closing (collectively, the “Assumed Liabilities”). All Liabilities not expressly assumed by Buyer are collectively referred to herein as “Non-Assumed Liabilities” and shall remain and be the Liabilities solely of Seller, including (i) any Liabilities under any Contract not included in the Assumed Contracts, (ii) any Liabilities under the Licenses or Assumed Contracts relating to the period prior to the Adjustment Time (including as a result of any default by Seller prior to the Closing Date under any License or Assumed Contract), (iii) any claims or pending Actions relating to the operation of the Station prior to the Adjustment Time, (iv) any Liabilities arising with respect to any of the Excluded Assets, and (v) any other Liabilities arising with respect to the ownership and control of the Assets, the Business and the Station prior to the Adjustment Time (other than any Liabilities included in the Adjustments for which Buyer shall have received the benefit of an adjustment or proration).

SECTION 3:REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Authority. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign limited liability company in the State of Illinois. Each Seller has all requisite limited liability company power and authority (i) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and (ii) to own, lease, hold and operate the Station and the Assets owned or held by it and to carry on the Business as now being conducted.

3.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Seller have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.

3.3 No Contravention; Consents. Subject to obtaining the Consents set forth in Schedule 3.3, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Seller will not (i) violate any provisions of the organizational documents of Seller, (ii) result in the breach of, constitute a default under, constitute grounds for termination of, give rise to any right of cancellation or acceleration under, or result in the creation of any Lien upon any of the Assets under the provisions of, any Contract or any License, or (iii) violate any Legal Requirements applicable to Seller or any of the Assets. Except for the Consents set forth in Schedule 3.3, no consent, approval, or authorization of any Governmental Authority or other Person is required by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.4 Title to Assets. Seller has good and marketable title to or a valid leasehold interest in and to all of the Assets that are owned or leased, and all of the Assets are or, at the Closing will be, free and clear in each case of any Liens except for Permitted Liens. With the exception of the Excluded Assets, the Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used or held for use in, or useful for, the conduct of the business of owning and operating the Station in the manner in which such Business is now conducted. Without limiting the foregoing, the Assets include all Software necessary to conduct the Business as currently conducted by Seller.

3.5 Real Property. Seller does not own any fee estates in Real Property other than Excluded Studio Real Property. Schedule 3.5 sets forth a true and complete list of all Real Property Leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, for each such Leased Real Property (including the date and name of the parties to such Real Property Lease document). Seller has delivered to Buyer a true and complete copy of each Real Property Lease document, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Each Real Property Lease is in full force and effect, and Seller and, to Seller’s Knowledge, each other party to such Real Property Lease, has complied in all material respects with all commitments and obligations on its part to be performed or observed under each Real Property Lease. No event or condition has occurred or presently exists which constitutes a material default by Seller under the terms of any Real Property Lease. Except as set forth in Schedule 3.5: (A) Seller’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to such Real Property Lease; (B) no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (C) Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Leased Real Property or Real Property Lease; (D) the other party to each Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller; (E) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property or any portion thereof; and (F) Seller has not collaterally assigned or granted any other security interest in any Leased Real Property or Real Property Lease or any interest therein and there are no Liens on the leasehold estate created by such Real Property Lease except for Permitted Liens. The Leased Real Property is in good condition and repair consistent with its current use in the operation of the Station and the conduct of the Business, and is suitable for use in the conduct of the Business and operations of the Station, and, to Seller’s Knowledge, complies in all material respects with all applicable building codes or zoning codes and the regulations of any Governmental Authority having jurisdiction thereof. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair consistent with their present use, and are sufficient for the Business and operation of the Station as presently conducted. To Seller’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements.

3.6 Equipment. Schedule 3.6 contains an accurate and complete list of all material items of Equipment owned or leased by Seller as of the date hereof, with any such leased Equipment designated on such schedule as an Equipment Lease. Seller has good and marketable title to all of the Equipment that is not leased by Seller, free and clear of all Liens except for Permitted Liens. Except as specified on Schedule 3.6, all Equipment is in good operating condition and repair (normal wear and tear excepted) adequate for its current use, and available for use in the operation of the Station and the conduct of the Business. The list of Equipment on Schedule 3.6 includes Seller’s broadcasting equipment, supplies and spare parts which individually have a book value in excess of $500, as of the date set forth on such schedule, which has been prepared from Seller’s books and records maintained in the ordinary course of business.

3.7 Licenses. Schedule 3.7 identifies and includes a complete list of all FCC Licenses. Each Station License is in full force and effect and none of the Licenses is subject to any conditions outside the ordinary course (other than conditions appearing on the face of such Licenses), and ACME Licenses is the authorized holder thereof. The FCC Licenses listed on Schedule 3.7 constitute all of the licenses and authorizations issued by the FCC and required under the Communications Laws for the lawful conduct of the Station as operated by Seller on the date hereof, and no other material qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations are required in order for the Seller to own and operate the Station in the manner operated on the date hereof. Except as set forth on Schedule 3.7 and except for any FCC investigations, rulemakings or other proceedings affecting the broadcasting industry generally, there is no pending or, to the Knowledge of Seller, threatened, action, proceeding or investigation by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint by, before or with the FCC with respect to the Station. The Station and the applicable Assets, including the Station’s physical facilities, electrical and mechanical systems and transmitting and studio equipment, are operating in all material respects in accordance with the specifications of the applicable FCC Licenses, and are in compliance in all material respects with the Communications Laws. The Station’s transmitting towers are operating in all material respects in accordance with the specifications of the applicable FCC Licenses, and are in compliance in all material respects with the Communications Laws as any of the foregoing may be applicable to the FCC Licenses. All material filings, reports and statements that Seller is currently required to file with the FCC during the current applicable terms of the FCC Licenses have been filed. All material obligations, reports and other filings required by the FCC with respect to the Station, including, without limitation, all regulatory fee payments and materials required to be placed in the Station’s public inspection file, have been duly and currently filed as of the date hereof, and are true and complete in all material respects. The Station’s DTV License is accurately reflected in the Proposed DTV Table of Allotments in Appendix B of the Advanced Television Systems and Their Impact upon the Existing Television Broadcast Service Seventh Further Notice of Proposed Rulemaking, MB Docket No. 87-268 (October 20, 2006). To Seller’s Knowledge, (1) no comments have been filed with the FCC in response to that Seventh Further Notice of Proposed Rulemaking that propose the issuance of an authorization that would cause excess interference to the Station’s licensed DTV operations beyond established limits and (2) no applications for DTV construction permits or licenses have been filed with the FCC which could reasonably be expected to result in the issuance of an authorization to another DTV television station that would cause any cognizable interference under FCC rules to the Station’s current licensed DTV operations. An application for renewal of the Station’s FCC Licenses was timely filed with the FCC on August 1, 2005, and remains pending. No petition to deny or other objection has been filed against such application. Seller will use commercially reasonable efforts to prosecute such application. The parties acknowledge that, under current FCC policy, the FCC will not permit the assignment of the Station’s FCC Licenses while the Station’s renewal application is pending. In order to facilitate the transactions contemplated by this Agreement, Seller will, if necessary to secure a timely grant of the Assignment Application, enter into an agreement with the FCC at the earliest practicable time to toll the applicable statute of limitation with respect to any complaints pending against the Station in order to receive a grant of the Station’s FCC License renewal application.

3.8 MVPD Matters. Except as set forth on Schedule 3.8, the Station’s signals are carried on all of the Market MVPD Systems serving the Champaign-Springfield-Decatur Designated Market Area (as defined by A.C. Nielsen & Co) pursuant to either (i) the retransmission consent agreements to which the Station is a party and which are listed on Schedule 3.8, or (ii) must carry election status pursuant to §76.64(f)(3) of the Communications Laws. Each retransmission consent agreement is in full force and effect, and Seller has no Knowledge of any reason that a Market MVPD System may terminate the Station’s carriage prior to the expiration of the term of such agreement. Except as set forth on Schedule 3.8, no MVPD has (i) advised Seller of any signal quality or copyright indemnity or other obstacle to carriage of the analog signal of the Station, (ii) declined such carriage or sought any form of relief from carriage from the FCC, or (iii) to Seller’s Knowledge, obtained or sought a modification to the geographic areas in which the Station are eligible for must-carry or retransmission consent rights under Communications Laws.

3.9 Assumed Contracts. Schedule 3.9 is a list of all Assumed Contracts in existence as of the date of this Agreement, except (i) Assumed Contracts for the sale of advertising time on the Station in the ordinary course of business consistent with past practices, (ii) oral employment agreements terminable at will, and (iii) miscellaneous Assumed Contracts for goods or services that are entered into in the ordinary course of business that may be canceled without breach, fee, payment or penalty on sixty (60) days’ or less notice. Seller has delivered to Buyer true and complete copies of all such written Assumed Contracts, along with true and complete descriptions of all material terms of oral Assumed Contracts (including any amendments and other modifications to such contracts) and a schedule summarizing Seller’s obligations (as of the date set forth on such schedule) under its Trade Agreements. Each Assumed Contract identified on Schedule 3.9 is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be affected by the Enforceability Exceptions. Except as set forth on Schedule 3.3, no Assumed Contract requires the Consent of any other contracting party to the transactions contemplated by this Agreement. Seller is not (and, to Seller’s Knowledge, no other party is) in material breach or default under, any of the Assumed Contracts and, to Seller’s Knowledge, no event has occurred that, after notice or lapse of time or both, would reasonably be expected to constitute a material default under such Assumed Contract.

3.10 Intellectual Property. Schedule 3.10 contains a true and complete list of all items of Intellectual Property, all of which are valid and in full force and effect and in good standing and uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all registered and material Intellectual Property. To its Knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, processes or similar intellectual property rights owned by any other Person, and, to Seller’s Knowledge, no other Person is infringing in any material respect upon or otherwise acting adversely to Seller’s rights with respect to its Intellectual Property.

3.11 Personnel Matters.

(a)	Employees. Seller has delivered to Buyer a complete and accurate list of all Employees and showing each Employee’s position and present annual salary or hourly rate, as applicable. Seller has complied in all material respects with all Legal Requirements relating to the employment of labor.

(b)	Employee Plans and Compensation Arrangements. Buyer will not have any liability with respect to any liability incurred by Seller or any ERISA Affiliate under or with respect to any Employee Plan or Compensation Arrangement.

(c)	Labor Unions. Seller is not a party to any collective bargaining agreement. As of the date hereof, to Seller’s Knowledge, (i) none of the Employees is presently a member of any collective bargaining unit related to his or her employment and (ii) no collective bargaining unit has filed a petition for representation of any of the Employees. There are no strikes, pickets, organized slowdowns, work stoppages, grievance proceedings, union organization efforts or other labor controversies pending or, to the Knowledge of Seller, threatened between Seller and any Employee.

3.12 Financial Information. Seller has furnished Buyer with true and complete copies of the Historical Financials. The Historical Financials have been prepared in accordance with GAAP (except for the absence of footnotes and, with respect to the interim April 30, 2007 Historical Statements, subject to normal year-end accounting adjustments, which shall not be material) applied on a consistent basis throughout the periods covered, present fairly in all material respects the financial condition of the Station and the Business as of their specified dates and the results of operations and cash flows of the Station and the Business for the periods covered thereby, and are consistent with the books and records of Seller and the Station, which books and records are correct and complete in all material respects. To Seller’s Knowledge, other than the liabilities set forth on the interim April 30, 2007 Historical Statements, and Liabilities that have arisen in the ordinary course since the date of such Historical Statements, and except as disclosed in this Agreement or on any other Schedule to this Agreement, Seller has no material Liabilities of any kind that would be assumed by Buyer (by contract, operation of law or otherwise).

3.13 Taxes. Seller has filed, or caused to be filed, with the appropriate Governmental Authority, all required Tax returns, and Seller has paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon, except where the failure to file such returns or pay or accrue such Taxes could not reasonably be expected to result in a Lien on the Assets or in the imposition of transferee liability on Buyer for the payment of such Taxes. To Seller’s Knowledge, (i) Seller has no Liability for any Taxes due and owing (other than in connection with applicable Permitted Liens and taken into account in the Adjustments), the liability for which could extend to Buyer as transferee of the Assets or as operator of the Station following the Closing, and (ii) there are no proceedings pending pursuant to which Seller is or could reasonably be expected to be made liable for any Taxes, the liability for which could extend to Buyer as transferee of the Assets or as operator of the Station following the Closing.

3.14 Claims and Litigation. Except as set forth on Schedule 3.14, there are no Actions pending or, to Seller’s Knowledge, threatened by or against Seller relating to the Assets, the Business or the transactions contemplated by this Agreement.

3.15 Compliance with Laws. Seller has complied, and is in compliance, in all material respects with all applicable Legal Requirements and Licenses relating to the Station, the Business and the Assets.

3.16 Environmental Matters. Seller has neither (i) handled nor permitted the handling of any Hazardous Substances at, on or from any Leased Real Property that would subject any owner or operator of such Real Property to liability for cleanup, removal or some other remedial action under any Environmental Laws, nor (ii) caused the presence of Hazardous Substances, underground tanks, PCBs or asbestos-containing materials on any Leased Real Property. To Seller’s Knowledge, no Hazardous Substances, underground tanks, PCBs or asbestos-containing materials are present on any Leased Real Property. neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to the presence or Handling of Hazardous Substances on any Leased Real Property. No Liens have been, or are, imposed on any of the Assets under any Environmental Laws. Seller has obtained any material permits, licenses, registrations and other approvals and has filed all material reports and notifications required under any Environmental Laws in connection with the Assets, and is in compliance in all material respects with all applicable Environmental Laws. Seller has not received any notice of or, to Seller’s Knowledge, is not the subject of, any Action by any person alleging liability under or noncompliance with any Environmental Law.

3.17 Conduct of Business in Ordinary Course. Since December 31, 2006, Seller has conducted the Business and operations of the Station in the ordinary and usual course consistent with past practice in all material respects, and has not (i) made any material increase in compensation payable or to become payable to any of the Employees, or any material change in personnel policies, insurance benefits or other Compensation Arrangements affecting the Employees, (ii) made any sale, assignment, license, lease or other transfer of any of, or otherwise abandoned or failed to maintain, any assets or properties, other than (x) assets that would have been or are included in the Excluded Assets (y) obsolete or worn-out assets no longer necessary, used or held for use for the operation of the Station, or (z) other assets sold or disposed of in the normal course of business with suitable replacements being obtained therefor; (iii) suffered any material damage or destruction (whether or not covered by insurance) to any of its material assets which assets have not been repaired or replaced, or (iv) experienced any material adverse effect (other than those caused by (A) circumstances that affect the television industry as a whole and (B) changes in law or government regulation).

3.18 Insurance. Seller’s insurance policies on the Assets (i) provide replacement cost coverage of the tangible Assets, subject to a deductible, (ii) are in full force and effect, and (iii) to Seller’s Knowledge, insure the Assets and the Business against all risks customarily insured against within the broadcasting industry. Seller is not in default in any material respect under any of its insurance policies, nor has Seller failed to give any notice or present any claim under any policies in a due and timely fashion.

3.19 Brokers. Seller has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Seller which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

3.20 Disclosure. No representation or warranty made by Seller in this Agreement knowingly contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty not materially misleading.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and shall as of Closing be qualified to do business as a foreign limited liability company in Illinois. Buyer has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as its enforceability may be limited by Enforceability Exceptions.

4.3 No Contravention; Consents. Subject to obtaining the Consents, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Buyer will not (i) violate any provisions of the organizational documents of Buyer, (ii) violate any Legal Requirements applicable to Buyer, or (iii) require the consent of any Person, or violate, or be in conflict with, or constitute a default under any contract or agreement to which Buyer is a party, such that Buyer cannot perform its obligations hereunder. Except for the Consents set forth in Schedule 3.3, no material consent, approval, license or authorization of any Governmental Authority or other Person is required by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.4 Compliance with Laws. There are no violations by Buyer of any applicable Legal Requirements that would have any adverse impact on Buyer’s ability to comply with its obligations under this Agreement.

4.5 Qualifications. Except for Buyer’s ownership and operation of Buyer’s Existing Television Stations, Buyer is legally, technically, financially and otherwise qualified to be, and is not taking and has not taken any action that would reasonably be expected to disqualify it from being, the holder of the FCC Licenses and the owner or operator of the Station under applicable Communications Laws and other applicable Legal Requirements, it being acknowledged and agreed that Buyer can purchase the Assets, and, the FCC Consent can be obtained, only if the FCC grants a “failing station” waiver.

4.6 Claims and Litigation. There are no Actions pending, or to Buyer’s Knowledge, threatened by or against Buyer that, individually or in the aggregate, would have any adverse impact on Buyer’s ability to comply with its obligations under this Agreement.

4.7 Availability of Funds. Buyer shall have available at Closing the necessary funds to enable it to pay the Purchase Price and to consummate the transactions contemplated hereby.

4.8 Brokers. Except for Blackstone (whose fees and expenses shall be paid by Buyer), Buyer has not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Buyer which is or may be entitled to a commission or broker or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

4.9 Disclosure. No representation or warranty made by Buyer in this Agreement knowingly contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty not materially misleading.

SECTION 5: PRE-CLOSING COVENANTS OF THE PARTIES

5.1 Covenants of Seller. Seller covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows; provided, that each of such covenants or agreements is subject to the terms of any prior written consents that may be given by Buyer with respect thereto:

(a)	Commercially Reasonable Efforts. Seller shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its commercially reasonable efforts to obtain all necessary non-governmental Consents required in connection with this Agreement and the transactions contemplated hereby and the lease estoppel certificates and collateral assignment of leases described in Section 8.10. Seller shall make all filings with and give all notices to non-governmental third Persons that may be reasonably necessary of Seller in order to consummate the transactions contemplated hereby. Except as expressly provided by this Agreement, neither Seller nor Buyer shall be required to make any payments to non-governmental Persons in order to obtain their Consents, except that Seller and Buyer shall share equally in the payment of any monies expressly required by the terms of any such Contract for the assignment thereof as contemplated herein (but Seller shall be solely responsible for payment of any amounts necessary to cure any breaches or defaults by Seller that must be cured as a condition to obtaining such Consent). Seller will reasonably cooperate with Buyer in its efforts to obtain title insurance commitments and surveys relating to the Leased Real Property.

(b)	FCC Matters. Seller shall furnish to Buyer, within ten (10) days after filing, all material reports and pleadings filed with the FCC with respect to the Station after the date hereof. Seller shall give Buyer prompt written notice of any written inquiries or other correspondence from the FCC with respect to the Station’s pending application for renewal of the FCC Licenses. Seller shall use commercially reasonable efforts to obtain the renewal of the Station’s FCC Licenses as soon as practicable following the date of this Agreement.

(c)	No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the FCC Licenses and the Station. Specifically, Seller shall retain responsibility for the operation of the Business and the Station pending the Closing, including responsibility for the following matters: access to and use of the facilities of and equipment owned by Seller; control of the daily operation of the Station; creation and implementation of policy decisions; employment and supervision of Employees; payment of financing obligations and expenses incurred in the operation of the Station prior to the Closing; receipt and distribution of moneys and profits derived from the operation of the Station; and execution and approval of all contracts and applications prepared and filed before the FCC or any other Governmental Authority.

(d)	Access. Seller shall give to Buyer and its agents reasonable access during normal business hours to all of Seller’s personnel, premises, properties, Assets, financial statements and records, books, contracts, documents and commitments of or relating to the Station that are in Seller’s possession or control, and shall furnish Buyer with all such information concerning the affairs of the Station as Buyer reasonably may request. This shall specifically include access to billing, customer service and maintenance personnel and records.

(e)	Ordinary Course. Seller shall maintain its financial Books and Records in accordance with the usual manner on a basis consistent with prior years. During the period prior to the Closing Date, Seller shall use its commercially reasonable efforts to operate the Station and preserve and maintain the Assets in the ordinary course of business consistent with past practice. Seller shall maintain insurance on the Assets as described in Section 3.18, and Seller shall not institute any material changes to the Assets, the Business or the operations of the Station without the prior written consent of Buyer. Seller shall use commercially reasonable efforts to keep its organization intact, to preserve the Business, and to preserve the goodwill of suppliers, customers, Governmental Authorities and others dealing with Seller. Seller’s financial Books and Records shall be maintained in accordance with GAAP, in the usual manner on a basis consistent with prior years.

(f)	Compliance with Laws. Seller comply in all material respects with the Licenses, with the Communications Laws, and with other Legal Requirements applicable to Seller, the Station or the conduct of the Business.

(g)	Sales Commissions. Seller shall make available at least Ten Thousand Dollars ($10,000) to distribute to its sales employees as bonuses on or before Closing if Seller’s gross cash revenues for the Station in the Current Measurement Period equal or exceed the gross cash revenues for the Station in the Previous Measurement Period.

(h)	Assumed Contracts and Liens. Seller shall (i) not default under, or breach any term or provision of, or suffer or permit to exist any condition or event that, after notice or lapse of time, or both, would constitute a default under, any Assumed Contract material to Seller, the Business or the operation of a Station, (ii) not cause or permit the termination (except upon the expiration thereof in accordance with its terms), modification, extension or amendment of any Assumed Contract and (iii) not create, assume, consent to or suffer to exist any Lien on any of its Assets (other than Permitted Liens). Unless Buyer shall have given its prior written consent, Seller shall not enter into any new Contract or incur any new obligation under an Assumed Contract that will be binding on Buyer after the Closing, except for (x) film and programming agreements made in the ordinary course of business consistent with Seller’s past practice or (y) other Contracts (excluding film and programming Contracts) entered into in the ordinary course of business consistent with Seller’s past practices that do not involve payments or other consideration under any one Contract in excess of Five Thousand Dollars ($5,000), and in the aggregate under all such Contracts in excess of Fifty Thousand Dollars ($50,000), in each case measured as of Closing. For purposes of clause (y) above, the “payments or other consideration” under any Contract shall be the lesser of (i) the amount of the remaining payments or other consideration to be paid or delivered by Seller under such Contract, or (ii) the amount (including any penalties or other fees) as of Closing that may be paid by Seller pursuant to the terms of such Contract to terminate such Contract.

(i)	No Solicitation. Except pursuant to this Agreement or in the ordinary course of business consistent with past practice, Seller shall not (i) sell, transfer, lease, assign, convey or otherwise dispose of or distribute any Assets, (ii) knowingly solicit, encourage, entertain, negotiate or enter into any such transaction or agreement of the nature described in clause (i) above, or (iii) provide any non-public information about the Station or the Assets to any Person seeking to acquire or lease any of the Assets.

(j)	Financial Reports. Seller shall furnish Buyer each month an unaudited balance sheet and statements of operating income and cash flows of the Station and the Business within thirty (30) days after each month end, which financial statements shall comply with the representations and warranties set forth in Section 3.12 (except for the dates and periods covered by such new financial statements). Seller shall furnish to Buyer weekly sales pacing reports within five (5) days after the end of each week.

5.2 Covenants of Buyer. Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

(a)	Commercially Reasonable Efforts. Buyer shall use its commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, provide Seller with reasonable assistance in obtaining all necessary non-governmental Consents, including the lease estoppel certificates and collateral assignment of leases described in Section 8.10. Buyer shall make all filings with and give all notices to non-governmental third Persons that may be necessary or reasonably required by Buyer in order for Buyer to consummate the transactions contemplated hereby. Anything in this Agreement to the contrary notwithstanding, in no event shall Buyer have any obligation to (i) divest, sell or hold separate any assets, business or properties, including Buyer’s Existing Stations, or enter into any consent decree or assume any other material obligations with respect to the ongoing operations of such Party and/or its Affiliates, (ii) commence or participate in any litigation, (iii) satisfy any condition imposed by any third Person or Governmental Authority that is reasonably likely to have a material adverse affect on Buyer’s condition (financial or otherwise), assets, liabilities, results of operations or business (iv) offer or grant any accommodation (financial or otherwise) to any third Person or Governmental Authority that is reasonably likely to have a material adverse affect on Buyer’s condition (financial or otherwise), assets, liabilities, results of operations or business, or (v) compensate in any material respect any third Person.

(b)	No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Buyer shall do nothing to interfere with Seller’s actual (de facto) and legal (de jure) control over the Station. Specifically, Buyer acknowledges and agrees that the responsibility for the operation of the Business and the Station shall, pending the Closing, reside with Seller, including responsibility for the following matters: access to and use of the facilities of and equipment owned by Seller; control of the daily operation of the Station; creation and implementation of policy decisions; employment and supervision of Employees; payment of financing obligations and expenses incurred in the operation of the Station prior to the Closing; receipt and distribution of moneys and profits derived from the operation of the Station; and execution and approval of all contracts and applications prepared and filed before the FCC or any other Governmental Authority.

(c)	No Inconsistent Agreements. Buyer shall not knowingly purchase or agree to purchase any television stations or FCC licenses or enter into any other agreement or transaction that would reasonably be expected to prohibit or materially interfere with or materially delay the transactions contemplated hereby. The Parties acknowledge Buyer’s ownership and operation of Buyer’s Existing Television Stations, and, anything to the contrary in this Agreement notwithstanding, such ownership and operation shall in no event be deemed a violation of this Section 5.2(c) or any other term or provision of this Agreement.

SECTION 6: JOINT COVENANTS

6.1 Consultations regarding Consents of Governmental Authorities. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any necessary Consent of such Governmental Authority to the transactions contemplated hereby, and each Party shall keep the other Party reasonably informed as to the status of any communications by it with any Governmental Authority related to obtaining any such Consent. No Party hereto shall make any material commitments relating to any Consent of any Governmental Authority that would alter in any material way any application or request filed jointly by the Parties with respect to the transactions contemplated hereby without the other Party’s prior written consent.

6.2 Joint Filings. Seller and Buyer shall cooperate in the preparation of the Assignment Application to be filed by ACME Licenses with the FCC no later than ten (10) Business Days following the date hereof, and such other required applications with any other applicable Governmental Authority as soon as practicable following the date hereof, requesting the approval of the assignment and transfer of the Licenses (as appropriate) and the other Assets and the Business from Seller to Buyer.

6.3 Prosecution of the Assignment Application and Other Applications. Each of the Parties hereto shall diligently take or cooperate in the taking of all steps that are reasonably necessary or appropriate to expedite the prosecution and favorable consideration of the Assignment Application and any other required applications with any Governmental Authority for the assignment or transfer of other Licenses. Each Party shall promptly provide to the other Party a copy of any pleading, order or other document served on them relating to any such applications. The Parties shall undertake all actions and file such materials as shall be reasonably necessary or required to obtain any necessary waivers or other authority in connection with such applications and shall oppose any petitions to deny or other objections filed with respect to any such applications, including any requests for reconsideration or review of any FCC Consent. Notwithstanding the foregoing, Buyer shall have no obligation to (i) agree to any material adverse change in any License or Contract to obtain any consent (including the FCC Consent), (ii) divest, sell or hold separate any assets, business or properties, including Buyer’s Existing Stations, or enter into any consent decree or assume any other material obligations to satisfy or cure any pre-existing obligation or non-compliance by Seller, (iii) commence or participate in any litigation, (iv) satisfy any condition imposed by any Governmental Authority that is reasonably likely to have a material adverse affect on Buyer’s condition (financial or otherwise), assets, liabilities, results of operations or business, (v) offer or grant any accommodation (financial or otherwise) to any Governmental Authority that is reasonably likely to have a material adverse affect on Buyer’s condition (financial or otherwise), assets, liabilities, results of operations or business, or (vi) make any payments (other than payment of customary filing fees as provided herein).

6.4 Extensions of FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of any FCC Consent, and neither Party shall have terminated this Agreement pursuant to its rights under Section 11, the Parties shall jointly request an extension of the effective period of such FCC Consent. No extension of the effective period of any FCC Consent shall limit the rights of either Party to exercise its right to terminate this Agreement pursuant to Section 11.

6.5 Employee Matters.

(a)	Seller shall retain full responsibility and liability for offering and providing “continuation coverage” to any “qualified beneficiary” who is covered by a “group health plan” sponsored or contributed to by Seller for the benefit of the Employees and who has experienced a “qualifying event” or is receiving “continuation coverage” on or prior to the Closing. “Continuation coverage,” “qualified beneficiary,” “qualifying event” and “group health plan” shall each have the meaning given such term under Section 4980B of the Code and Section 601 et seq. of ERISA.

(b)	Seller acknowledges that Buyer has no obligation to employ any of the Employees and that Seller shall be responsible for satisfying in full all amounts owed to the Employees (including any Unretained Employees), including wages, salaries, severance pay, sick pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments relating to the period of employment by Seller. Seller may, at its option, provide stay bonuses to its Employees; provided, that Buyer shall incur no Liability in respect thereof. Buyer and Seller shall cooperate in good faith to determine whether any notification may be required under any Legal Requirements (including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.) regarding “plant closings,” “mass layoffs,” or similar triggering events as they relate to the transactions contemplated by this Agreement, and if such notices are required, Seller shall provide all such notices.

(c)	Buyer may, at its option, at such times as shall be arranged by Buyer with Seller, meet with the Employees prior to Closing and provide appropriate information to the Employees regarding Buyer’s prospective operation of the Station and opportunities for employment post-Closing.

(d)	No later than ten (10) days prior to Closing, Buyer shall furnish to Seller a list of Employees who will not be offered employment by Buyer effective upon the Closing (the “Unretained Employees”). Seller consents to Buyer’s employment of such Employees whose employment is terminated by Seller and to whom Buyer elects to offer employment as of Closing.

6.6 Notice of Breach. Buyer and Seller shall each give prompt written notice to the other Party of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any material failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 6.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.7 Updated Schedules. Except with respect to updates to any Schedules that become necessary as a result of any action or event permitted under this Agreement (which updated Schedules will be provided prior to the Closing), Seller shall promptly disclose in writing to Buyer any information contained in Seller’s representations and warranties or any of the Schedules hereto that, because of an event occurring after the date of this Agreement, is no longer correct in all material respects as of all times after the date of this Agreement and until the Closing Date. Any such disclosure shall be in the form of an updated Schedule, marked to reflect the new or amended information. In the event that Seller makes any such disclosure prior to the Closing, such disclosure shall modify the representations and warranties and any applicable Schedule hereto only if and to the extent that Buyer shall give its written consent to such modification at or prior to Closing. Nothing contained in this Section 6.7 shall be construed as changing any Party’s right to terminate this Agreement as provided in Section 11, or Seller’s right to take certain actions permitted under Section 5.

6.8 Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, and except as and to the extent required by applicable Legal Requirements, each Party will keep confidential all information obtained from the other Party in connection with the transactions contemplated by this Agreement (unless such information thereafter becomes generally available to the public, is otherwise available to it on a non-confidential basis from another source, or has been developed independently by it); provided, that, upon the Closing, Buyer’s obligation under this Section 6.8 shall terminate with respect to information that pertains to the Assets, the Business or the operation of the Station subsequent to Closing. If this Agreement is terminated, each Party will, upon request, return to the other Party all information obtained by the first Party from the other Party in connection with the transactions contemplated by this Agreement.

6.9 Press Releases. No Party hereto will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except with the prior approval (not to be unreasonably withheld) of the other Party hereto regarding the timing and content of such announcement; provided, that any Party hereto may make any disclosure that it in good faith determines to be necessary to comply with applicable Legal Requirements so long as such Party shall give reasonable prior written notice to the other Party of such disclosure. Buyer and Seller shall confer regarding, and use reasonable efforts to agree to, the content of the public notices to be published and broadcast concerning the filing of the Assignment Application in accordance with the requirements of Section 73.3580 of the FCC’s rules.

6.10 Receivables.

(a)	During the Collection Period, Buyer, as agent for Seller, shall collect on behalf of Seller all Receivables with the same care and diligence as Buyer uses with respect to its own accounts receivable, except that Buyer shall not refer any of the Receivables to a collection agency or to an attorney for collection, or compromise, settle or adjust the amount of any Receivable except with the prior written approval of Seller.

(b)	During the Collection Period, all payments received from account debtors shall first be applied in reduction of the oldest outstanding balance due from such account debtor, except to the extent that any account debtor disputes in a written notice to Buyer whether an account is properly due, in which case, all payments received shall be applied as directed by such account debtor. Buyer will promptly provide Seller a copy of any written notice of any dispute received from any account debtor.

(c)	So long as Buyer is in compliance with this Section 6.10, during the Collection Period neither Seller nor any of its representatives or agents, shall make any direct solicitation of the account debtors for collection purposes with respect to the Receivables or other direct attempts to collect such Receivables from account debtors during such Collection Period except (i) as may be agreed to by Buyer, (ii) with respect to those Receivables that shall have become more than one hundred twenty (120) days past due, and (iii) those Receivables from which Buyer has received written notice of a dispute from the account debtor.

(d)	With respect to payments on Receivables that do not include payments on Buyer’s Receivables, Buyer shall deposit such payments within one (1) business day after receipt in an account of Seller designated by Seller to Buyer in writing. For payments on Receivables do include payments on Buyer’s receivables (i.e., the payments need to be split between Seller and Buyer), on or before the fifteenth (15th) day of each calendar month during the Collection Period, Buyer shall remit a check to Seller for all such payments received from account debtors in the preceding calendar month along with a statement reflecting the specific amounts collected from specific account debtors; provided, that, notwithstanding the foregoing, within five (5) Business Days following the conclusion of the Collection Period, Buyer shall remit to Seller all remaining amounts collected by Buyer from account debtors not previously remitted to Seller, shall assign to Seller all uncollected Receivables, and shall furnish Seller with a compilation of the accounts and amounts collected during such period and all files concerning any uncollected Receivables. Buyer shall thereafter have no further responsibilities hereunder with respect to the Receivables except to remit promptly to Seller any amounts subsequently received by it on account of the Receivables.

6.11 Allocation of Purchase Price. Seller and Buyer shall cooperate, and use good faith efforts, in reaching an agreement prior to Closing as to the allocation of the Purchase Price among the Assets in accordance with Code §1060 and the regulations thereunder, which shall be included in a schedule (the “Allocation Schedule”). Seller and Buyer shall reasonably cooperate with each other and to provide each other promptly with any other information reasonably requested to complete the Allocation Schedule. If, however, Seller and Buyer are unable to complete the Allocation Schedule prior to the Closing Date, or such later date as agreed to by Buyer and Seller, then either Party may, upon ten (10) days prior notice to the other Party, request that Bond & Pecaro (or another tax appraisal firm reasonably acceptable to the Parties) (the “Tax Appraiser”) prepare the Allocation Schedule based on information supplied by the Parties. The Tax Appraiser shall be requested to complete the Allocation Schedule within thirty (30) days after receipt of the request. The Tax Appraiser’s decision about the Allocation Schedule shall be final and binding upon the Parties. Seller and Buyer shall each pay one half of the Tax Appraiser’s fees and expenses. Any and all Tax Returns or other Tax information filed or caused to be filed by the Parties or their Affiliates with any Governmental Authority shall be consistent with the Allocation Schedule. To the extent required, the Parties will each timely file a Form 8594 in accordance with Code §1060 and the regulations thereunder that is consistent with the Allocation Schedule. In any proceeding related to any Tax, neither Buyer nor Seller shall contend or represent a position inconsistent with the Allocation Schedule.

6.12 Bulk Sales. Seller and Buyer hereby waive compliance by the other with bulk sales Legal Requirements, if any, applicable to the transactions contemplated hereby.

6.13 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of any of the tangible Assets shall be borne by (i) Seller at all times prior to the Adjustment Time, and (ii) Buyer at all times from and after the Adjustment Time. Seller shall use any insurance proceeds received prior to the Closing for repair or replacement of lost or damaged tangible Assets, but shall in no event have any obligation or liability in excess of such insurance proceeds (except in connection with Seller’s obligation to indemnify Buyer under Section 10). To the extent that such tangible Assets are not replaced or fully repaired prior to the Closing, then Seller shall assign any remaining insurance proceeds covering the loss or destruction to Buyer to effect such repairs and restoration. In the event that any such loss or damage shall be sufficiently substantial so that any representation or warranty of Seller shall not to be true and correct in all material respects at the Closing Date (after giving consideration to any repairs, restoration or replacement to occur prior to the Closing Date), Seller shall promptly notify Buyer in writing of the circumstances, and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either to (i) waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with the terms hereof (and Seller shall assign to Buyer all of its rights under any insurance and all proceeds of insurance covering the property damage, destruction or loss not repaired, replaced or restored prior to the Closing) or (ii) terminate this Agreement. If Buyer elects to so terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder; provided, that such termination shall not relieve either Buyer or Seller from liability with respect to any breach of this Agreement that occurred prior to such termination.

6.14 Limited Indemnity Guaranty. At the Closing, Parent shall execute and deliver to Buyer the Limited Indemnity Guaranty.

6.15 Noncompetition and Nonsolicitation Covenants. Each of Seller and Parent covenants and agrees, for itself and its Affiliates, as follows:

(a)	Noncompetition. For a period of three (3) years from the Closing Date, neither Seller, Parent nor any Affiliate of Seller or Parent will, without the prior written consent of Buyer (which may be given or withheld in Buyer’s sole discretion), directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, agent, partner, joint venturer, or otherwise with, any business or organization, any part of which engages in the business of television broadcasting in any area within the Grade B contour of the Station. Notwithstanding the foregoing, the ownership of a company’s securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System which constitute less than five percent (5%) of the outstanding voting stock of such company and does not otherwise constitute control over such company shall not be prohibited. The Parties agree that Fifteen Thousand Dollars ($15,000) of the Purchase Price shall be allocated to this covenant not to compete.

(b)	Nonsolicitation/Nonhire. For two (2) years following the date hereof, neither Seller, Parent nor any Affiliate will, without the prior written consent of Buyer (which may be given or withheld in Buyer’s sole discretion), directly or indirectly, for itself or on behalf of any other Person, (i) hire or solicit any of Buyer’s or its subsidiaries’ employees at the Station who either (x) was an employee of Buyer or any of its subsidiaries as of the Closing or (y) at the time of solicitation is known by Seller or such Affiliate to be an employee of Buyer or any of its subsidiaries at the Station, or (ii) induce or attempt to induce through any form of direct communication any such employee to leave his or her employment with Buyer or any such subsidiary; provided, that this provision shall not prohibit Seller, Parent or any Affiliate from making a general public solicitation or a general industry-wide solicitation for employment. For the avoidance of doubt, this Section 6.15(b) shall not apply to any Unretained Employee.

(c)	Specific Performance. In the event that Seller, Parent or any Affiliate commits a breach of any of the provisions of Section 6.15(a) or (b), Buyer shall have the right and remedy to have the provisions of such Section specifically enforced, without posting bond or other security to the extent permitted by law, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate irreparable injury to Buyer and that money damages will not provide an adequate remedy at law for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

(d)	Reformation. In the event that, despite the express agreement of each of Seller and Parent, on behalf of itself and its Affiliates, any provision of this Section 6.15 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, this Section 6.15 shall be interpreted to extend only during the maximum period of time for which it may be enforceable and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

6.16 Audit. Seller shall cooperate with Buyer and Buyer’s Auditors (as defined below) in connection with the preparation, at Buyer’s election and sole expense, of financial statements of Seller (the “Limited Audit”), to be prepared in accordance with such limited audit procedures as Buyer may reasonably require (the “Limited Audit Procedures”), for the 12-month period ended April 30, 2007, together with the report thereon consistent with such Limited Audit Procedures, of certified public accountants selected by Buyer (the “Buyer’s Auditors”), which report shall be addressed directly to Buyer.

6.17 Real Property Title Matters. Buyer shall have the right, at Buyer’s sole discretion, to obtain the following, and shall notify Seller upon receipt of such items and of any issues, problems or delays that arise in respect thereof, and Seller shall reasonably cooperate with Buyer so that Buyer may obtain such items, for the benefit of Buyer.

(a)	All documents reasonably required (including estoppel certificates, owner’s affidavits, indemnities and gap undertakings in reasonable and customary form) for final commitments (“Title Commitments”) for an ALTA Owners Policy of Title Insurance, at the cost of Buyer, for each parcel of Leased Real Property, issued by a title insurer designated by Buyer (the “Title Insurer”), in such amounts as Buyer reasonably determines to be the fair market value thereof, insuring Buyer’s (or its designee’s) interest in such parcel, subject only to the Permitted Liens, and with such other endorsements and other terms and conditions as Buyer may reasonably request, including the removal of any survey exceptions therefrom. Without limiting Seller’s duty and obligation to cooperate with Buyer under this Section 6.17, Seller shall execute and deliver any reasonable and customary title affidavit and lien waiver that shall be required by the Title Company. Buyer shall have a period of thirty (30) days after the last to be received of the surveys described in Section 6.17(b) and the Title Commitments, for examination of such title and the making of objections thereto (other than with respect to Permitted Liens). Any and all such objections must be given to Seller in writing and must be accompanied with copies of the Title Commitment(s) and survey(s). If any objections to title are made (other than in respect of Permitted Liens), Seller shall be allowed up to thirty (30) additional days to cure any such objections or have the Title Insurer insure over such objections, and, if necessary, the Closing Date shall be extended by such cure period (up to 30 days). In the event that within such additional thirty (30) day period, Seller shall notify Buyer in writing that Seller has elected not to cure any material defect matter of title to which Buyer has objected and, if applicable, the Title Insurer is unwilling to insure over such defect, Buyer shall have the option of (i) terminating this Agreement by written notice to Seller within ten (10) Business Days of Buyer’s receipt of such election not to cure, or (ii) Closing as provided hereunder. Notwithstanding any provision hereof to the contrary, Buyer shall have the right to rely upon Seller’s representations and warranties set forth herein with respect to the Real Property, subject to the terms of Section 10 hereof, and Seller shall have the obligation to cure any mortgages, deeds of trust, security interests or other recorded Liens granted by Seller or permitted by Seller to arise with respect to the Leased Real Property (other than such Liens as are described in clause (iii) of the definition of Permitted Liens (provided, that any Liens securing any loans to Seller shall be released at Closing or soon thereafter as set forth in the applicable payoff letter), regardless of any failure by Buyer to object; and

(b)	Current surveys at the cost of Buyer of each parcel of Leased Real Property, disclosing no survey defects or encroachments that materially interfere (determined by Buyer in the exercise of its reasonable discretion) with the current business and operation of the Station, prepared by a licensed surveyor and conforming such reasonable standards as the Title Insurer or Buyer may require as a condition to the removal of any survey exceptions from the Title Commitments, and certified to Buyer, Buyer’s senior lender and the Title Insurer, in a form sufficient to permit the issuance of the title policies described in subsection (a) above.

(c)	With respect to each parcel of Leased Real Property for which Buyer shall elect to obtain a Title Commitment pursuant to subsection (a) above, and subject to the requirements and input of its senior lender, Buyer shall retain, as soon as practicable following the date hereof, the Title Insurer to prepare a title report, and if Buyer shall elect to obtain a survey (or its senior lender shall so require) in connection therewith, a licensed surveyor to prepare such survey pursuant to subsection (b) above. Subject to the foregoing provisions of this Section 6.17, so as not to give rise to any delay in the occurrence of Closing, Buyer and Seller shall cooperate and use their commercially reasonable efforts to obtain such title reports and surveys as soon as practicable and to resolve on a timely basis any issues or problems with respect thereto that may reasonably be expected to result in a failure to obtain the Title Commitments.

6.18 Lien Searches. Buyer and Seller shall coordinate and use their commercially reasonable efforts to obtain, at Buyer’s expense, appropriate searches for UCC, tax, lien and judgment filings in the Secretary of State’s records of the State of Illinois, in the records of Sangamon, Champaign and Dewitt Counties, Illinois, and in the applicable records of any other jurisdictions that Buyer or its lenders may reasonably determine to be appropriate (collectively, the “Lien Searches”).

6.19 [Reserved].

6.20 Right to Remove Equipment. On and after the Closing Date until the thirtieth (30th) day following the Closing Date, Seller shall provide Buyer with access to the Excluded Studio Real Property at all reasonable times so that Buyer may remove Equipment and other Assets located on, in or about the Excluded Studio Real Property. During such period or until such time as Buyer shall remove all such Equipment and other Assets, whichever shall first occur, with respect to the Excluded Studio Real Property, Seller shall (i) maintain power, heating, air conditioning and utilities in the ordinary course of business consistent with past practices, (ii) maintain insurance coverage on the Excluded Studio Real Property and its contents consistent with coverage in effect as of the date of this Agreement and provide satisfactory evidence thereof to Buyer, and (iii) not damage, or not fail to take any action that would reasonably be expected to damage, any such Equipment or other Assets.

6.21 Further Assurances. On and after the Closing Date, the Parties will take all appropriate and commercially reasonable actions and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to effectuating and carrying out the intent and purpose hereof and all transactions and other actions contemplated by this Agreement.

SECTION 7: CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

         The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date except for any such representation or warranty of Buyer that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and Buyer shall have performed and complied in all material respects with all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date.

7.2 Closing Deliveries. Seller shall have received from Buyer, or Buyer shall stand ready to deliver to Seller, the documents and other items required to be delivered to Seller by Buyer pursuant to Section 9.3 of this Agreement.

7.3 FCC Consent. The FCC Consent shall have been issued and no action shall have been taken by the FCC or other Governmental Authority that is pending as of the Closing Date with respect to the FCC Consent that makes illegal, restrains or prohibits the consummation of the transactions contemplated hereby.

7.4 Required Consents of Other Governmental Authorities. Each Consent of a Governmental Authority other than the FCC that is designated by Buyer and Seller on Schedule 3.3 as being a “Required Consent” shall have been obtained.

7.5 [Reserved].

7.6 No Injunction. No material Legal Requirement shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby.

SECTION 8: CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

         The obligations of Buyer to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

8.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date except for any such representation or warranty of Seller that is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and Seller shall have performed and complied with in all material respects all agreements and covenants required hereby to be performed by Seller prior to or on the Closing Date.

8.2 Closing Deliveries. Buyer shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.2 of this Agreement.

8.3 FCC Consent; FCC License Renewal. The FCC Consent shall have been issued, shall be in full force and effect, and, unless the Parties enter into a mutually acceptable unwind agreement, shall have become a Final Order. No action shall have been taken by any Governmental Authority that is pending as of the Closing Date with respect to any Consent that makes illegal, restrains or prohibits the consummation of the transactions contemplated hereby. The Station’s FCC License renewal application shall have been granted without any materially adverse conditions affecting Buyer with respect to its operations of the Station subsequent to Closing, and the FCC Licenses shall be in full force and effect.

8.4 Material Consents. Each Consent (other than the FCC Consent) that is designated by Buyer and Seller on Schedule 3.3 (or on the other Schedules referred to therein) as being a “Material Consent” shall have been obtained without any adverse change in the terms or conditions of each Assumed Contract or License to which such Consent relates from those in effect on the date hereof.

8.5 Unwind Agreement. If the Closing occurs before the FCC Consent becomes a Final Order, the Parties shall have entered into a mutually-acceptable unwind agreement.

8.6 Title Commitments. Buyer shall have received the Title Commitments that it shall have, at its option, elected to obtain pursuant to Section 6.17.

8.7 Tax, Lien and Judgment Searches. Buyer shall have received satisfactory searches for tax, Lien and judgment filings in the Secretary of State’s records of the State of Illinois, and in the records of Sangamon, Champaign and Dewitt Counties, Illinois (except for Permitted Liens), such searches having been made no earlier than ten (10) business days prior to the Closing Date.

8.8 No Injunction. No material Legal Requirement shall have been promulgated, enacted, entered or enforced, and no other action in any court proceeding shall have been taken, by any Governmental Authority that has the effect of making illegal or of restraining or prohibiting the consummation of the transactions contemplated hereby by this Agreement.

8.9 No Material Adverse Change. Except for (i) circumstances that affect the television industry as a whole, (ii) changes in law or government regulation, and (iii) events or circumstances covered by Section 2.4 hereof, neither the Acquired Assets nor the Business shall have been materially and adversely affected as of the Closing Date. No change shall be considered “materially adverse” if it arises out of or is related to the terms hereof or the transactions contemplated under this Agreement.

8.10 Lease Estoppel Certificates. Buyer shall have obtained executed lease estoppel certificates and consents to the collateral assignment of leases to Buyer’s lenders from lessors under the Real Property Leases listed on Schedule 3.5 that are designated as “material” by Buyer or are otherwise required by Buyer’s lenders, with such certificates and consents to be in such form and substance as shall be reasonably satisfactory to Buyer’s lenders.

SECTION 9: THE CLOSING

9.1 The Closing.

(a)	Provided that the satisfaction or waiver of the other conditions precedent set forth in Section 7 and Section 8 has occurred, the Closing shall occur on the tenth (10th) Business Day following the date on which the FCC provides public notice of the FCC Consent (at which time the Parties shall enter into a mutually acceptable unwind agreement) but in any event no later than the Termination Date, and shall be held at the Closing Place at 9:00 a.m. local time, or at such other time and place as Seller and Buyer may mutually agree.

(b)	On the Closing Date and at the Closing Place, Seller shall make such deliveries as are set forth in Section 9.2, and Buyer shall make such deliveries as are set forth in Section 9.3. All transactions at the Closing are deemed to have taken place simultaneously and no transaction shall be deemed to have been completed, nor shall any document be deemed to have been delivered, until all transactions shall have been completed and all documents delivered.

9.2 Deliveries by Seller to Buyer. Seller shall deliver, or caused to be delivered, to Buyer:

(a)	One or more deeds, bills of sale, assignments, motor vehicle title certificates, and other appropriate instruments of conveyance transferring to Buyer all of the Assets in form and substance reasonably satisfactory to Buyer but in all events consistent with the terms and conditions of this Agreement;

(b)	[reserved]

(c)	The Limited Indemnity Guaranty duly executed by Parent;

(d)	A copy of each instrument evidencing any Consent that shall have been obtained prior to Closing;

(e)	A copy of the resolutions of Seller approving the transactions contemplated by this Agreement, certified by Seller’s secretary;

(f)	A good standing certificate of each Seller from its jurisdiction of formation, dated within ten Business Days prior to the Closing Date;

(g)	A certificate signed by an officer of Seller attesting to Seller’s fulfillment of the conditions set forth in Sections 8.1;

(h)	[reserved]

(i)	An affidavit, in form satisfactory to Buyer stating under penalty of perjury Seller’s United States taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code; and

(j)	Such other documents reasonably requested by Buyer to give effect to the transactions contemplated by this Agreement.

9.3 Deliveries by Buyer to Seller. Buyer shall deliver to Seller:

(a)	The Purchase Price;

(b)	One or more appropriate assumption agreements whereby Buyer assumes and agrees to perform the Assumed Liabilities in form and substance reasonably satisfactory to Seller but in all events consistent with the terms and conditions of this Agreement;

(c)	A copy of the resolutions of Buyer approving the transactions contemplated by this Agreement;

(d)	A certificate signed by an officer of Buyer attesting to Buyer’s fulfillment of the conditions set forth in Section 7.1;

(e)	[reserved] and

(f)	Such other documents reasonably requested by Seller to give effect to the transactions contemplated by this Agreement.

SECTION 10: INDEMNIFICATION

10.1 Survival. The representations and warranties of the Parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties. Such representations and warranties, and any claims with respect to a Party’s performance of any covenants of such Party to be performed prior to or at Closing, shall survive the Closing and shall remain operative and in full force and effect for a period of twelve (12) months following the Closing; provided, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3 (with respect to (i) only), 3.4 (first sentence only), 3.11(b) and (c), 3.13, 3.16, 3.19, 4.1, 4.2, 4.3 (with respect to (i) only) and 4.8 shall survive until the expiration of the applicable statute of limitations. The covenants in this Agreement to be performed after the Closing shall survive the Closing until fully performed. (The applicable period of such survival subsequent to Closing is referred to as the “Indemnity Period.”) The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the Party for whose benefit such representations and warranties were made.

10.2 Seller’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the applicable Indemnity Period), Seller shall indemnify and hold harmless Buyer, its Affiliates and its representatives from and against any and all demands, losses, Liabilities, Actions, assessments, damages, fines, Taxes, penalties, reasonable costs and expenses (including reasonable fees and disbursements of counsel, accountants and other experts) (collectively, “Losses”) incurred or suffered by Buyer, its Affiliates or its representatives, arising out of, resulting from or relating to:

(a)	Any breach of any of the representations or warranties made by Seller in this Agreement, and any failure by Seller to perform any of its covenants contained in this Agreement to be performed prior to or at Closing;

(b)	Any failure by Seller to perform any of its covenants contained in this Agreement to be performed after the Closing; or

(c)	The Non-Assumed Liabilities (and, for the avoidance of doubt, Seller confirms that its covenant to hold Buyer harmless with respect to Non-Assumed Liabilities shall survive until fully performed).

10.3 Buyer’s Indemnity. During the Indemnity Period (or thereafter, solely with respect to any claim for indemnification for which a Claim Notice has been given prior to the expiration of the Indemnity Period), Buyer shall indemnify and hold harmless Seller, its Affiliates and its representatives from and against any and all Losses incurred or suffered by Seller, its Affiliates or its representatives, arising out of, resulting from or relating to:

(a)	Any breach of any of the representations or warranties made by Buyer in this Agreement, and any failure by Buyer to perform any of its covenants contained in this Agreement to be performed prior to or at Closing;

(b)	Any failure by Buyer to perform any of its covenants contained in this Agreement to be performed after the Closing; or

(c)	The Assumed Liabilities.

10.4 Procedures. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this Section 10, the Party seeking such indemnification (the “Claimant”) shall assert a claim for indemnification by giving prompt written notice thereof (a “Claim Notice”) which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, along with a copy of the claim or complaint, if applicable, to the Party providing indemnification (the “Indemnitor”). For purposes of this paragraph, any Claim Notice that is sent within fifteen (15) days of the date upon which the Claimant actually learned of such Loss shall be deemed to have been “prompt notice”; provided, that failure of the Claimant to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor is prejudiced by such failure.

(a)	Upon the receipt of such Claim Notice, with respect to any claim by any other Person against the Claimant, the Indemnitor shall have the right to undertake (at its own expense), by counsel or representatives of its own choosing, the good faith defense, compromise or settlement to be undertaken on behalf of the Claimant and shall keep the Claimant reasonably informed with respect thereto, provided, that (i) prior to undertaking the defense of the claim, the Indemnitor shall provide evidence reasonably satisfactory to the Claimant of its ability to provide such indemnity (including, in the case of Seller, access to the resources of Parent through the Limited Indemnity Guaranty), and (ii) in order to retain the right to conduct the defense of the claim with counsel of its own choosing, the Indemnitor shall conduct the defense of the claim actively and diligently. Indemnity for such Losses shall not be deemed an admission of liability on the part of the Indemnitor as against any such Person. If the Indemnitor elects to undertake such defense by its own counsel or representatives, the Indemnitor shall give notice to the Claimant within thirty (30) days of its receipt of the Claim Notice.

(b)	The Claimant shall cooperate with the Indemnitor in such defense and provide the Indemnitor with all information and assistance reasonably necessary to permit the Indemnitor to settle and/or defend any such claim. The Claimant may retain counsel (at the Claimant’s expense) to monitor or participate in the defense of such claim, but the Indemnitor shall be entitled to control the defense unless the Claimant unconditionally agrees in writing to relieve the Indemnitor from liability with respect to the particular matter. The Indemnitor shall have the right in good faith to settle or compromise any such claim; provided, that at least ten (10) days prior notice of such settlement or compromise is given to the Claimant. Notwithstanding the foregoing, in connection with any such settlement or compromise negotiated by the Indemnitor, no Claimant shall be required by an Indemnitor to (i) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Claimant of a release from all liability in respect of such claim or litigation, or (ii) enter into any settlement that attributes by its terms any non-indemnified liability to the Claimant.

(c)	If an Indemnitor fails, within thirty (30) days after the date of the Claim Notice, to give notice to the Claimant of such Indemnitor’s election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Claimant and shall reimburse the Claimant for all Losses (including reasonable attorney’s fees) incurred by the Claimant; provided, however, that the Claimant shall keep the Indemnitor advised on a timely basis of significant developments with respect to such defense and permit the Indemnitor to participate, at its own election and expense, at any time, in the defense thereof.

10.5 Qualifications and Limitations. Notwithstanding any provision contained in this Agreement to the contrary, the Indemnitor’s obligations to indemnify the Claimant pursuant to Section 10.2 or 10.3 shall be subject to the following qualifications and limitations:

(a)	In the determination of whether a breach has occurred with respect to any representation or warranty contained in Section 3 or Section 4 of this Agreement for purposes of the exercise by Buyer or Seller, as the case may be, of its indemnity rights under Section 10.2(a) or Section 10.3(a) hereof, any exception for “material adverse effect” and any qualification by “in all material respects” or “material” in any representation or warranty shall be disregarded as if such representation or warranty did not contain such exception or qualification, and the phrase “material breach” or “material default” in any representation or warranty shall be read as if the word “material” were not present therein.

(b)	No indemnification shall be required to be made by Seller or Buyer, as Indemnitor, under Section 10.2(a) for a breach of Seller’s representations and warranties hereunder (other than with respect to the representations and warranties set forth in 3.4 (first sentence only) and 3.19) or under Section 10.3(a) for a breach of Buyer’s representations and warranties hereunder, respectively, until the aggregate amount of Losses of Buyer or Seller as Claimant, as applicable, exceeds Twenty Thousand Dollars ($20,000), and then, only with respect to the amount of such Losses in excess of Twenty Thousand Dollars ($20,000).

(c)	In no event shall either Buyer as Claimant under Section 10.2(a) for a breach of Seller’s representations and warranties hereunder (other than with respect to the representations and warranties set forth in 3.4 (first sentence only) and 3.19) or Seller as Claimant under Section 10.3(a) for a breach of Buyer’s representations and warranties hereunder have any right to indemnity exceeding, in the aggregate, the amount of Eight Hundred Thousand Dollars ($800,000).

(d)	All of Buyer’s or Seller’s Losses sought to be recovered under Section 10.2 or 10.3 hereof shall be net of any insurance proceeds actually received by Buyer or Seller as Claimant, as the case may be with respect to the events giving rise to such Losses. Each Party shall prosecute, or cause its appropriate Affiliate to prosecute, diligently and in good faith any claim for Losses with any applicable insurer. If a Claimant or any of its Affiliates actually recovers from insurers or other third parties any payments in respect of a matter for which such Claimant has been indemnified pursuant to Section 10.2 or Section 10.3, such Claimant shall promptly pay over to the Indemnitor the amount so recovered (net of any expenses incurred by it in procuring such recovery), but not in excess of the amount previously paid by the Indemnitor to or on behalf of the Claimant in respect of such matter.

(e)	The indemnification rights provided herein shall extend to the shareholders, members, directors, officers, employees, representatives, and successors and permitted assigns of any Claimant although for the purpose of the procedures set forth in Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(f)	Following the Closing, the sole and exclusive remedy for either Party for any claim arising out or under this Agreement shall be a claim for indemnification pursuant to this Section 10 (other than with respect to fraud or intentional misrepresentation, and other than a Party’s right to seek specific performance or other equitable remedies).

(g)	Notwithstanding any other terms hereof, the liability of ACME and ACME Licenses under this Agreement shall be joint and several.

10.6 Holdback Agreement. If, after the Closing, Seller, Parent or their Affiliates shall file an FCC application related to the sale or sales of their main television stations such that there shall remain only one (1) television station owned by such Parties (after giving assumed effect to the transactions contemplated by any such FCC application), then, in order to provide collateral security for Seller’s indemnity obligations under this Agreement, Buyer, Seller and the Escrow Agent shall enter into an indemnity holdback escrow agreement (the “Holdback Agreement”), in form and substance reasonably acceptable to the Parties, for the remainder of the 12-month general survival period, and Seller and Parent shall deposit Two Hundred Fifty Thousand Dollars ($250,000) with the Escrow Agent within five (5) business days of the filing of such an FCC application. The Parties shall reach agreement on the form of the Holdback Agreement on or before the Closing.

SECTION 11: TERMINATION

11.1 Termination by Mutual Consent. This Agreement may be terminated by the mutual written consent of the Parties.

11.2 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Assets abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

(a)	Conditions. Subject to Section 11.4, if on the date that would otherwise be the Closing Date, any of the conditions precedent to the obligations of Seller set forth in Section 7 has not been satisfied, or waived in writing by Seller.

(b)	Breach. Subject to Section 11.4, if Buyer is in breach of its representations and warranties set forth in Section 4 in any material respect or Buyer breaches in any material respect its covenants set forth herein.

(c)	Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any Judgment that would prevent or make unlawful the Closing.

(d)	Failure to Obtain FCC Consent. If (i) the FCC denies the Assignment Application in an order which has become a Final Order, or (ii) the FCC Consent shall not have been received from the FCC prior to July 31, 2008, or, if a new Assignment Application is filed pursuant to Section 12.4, three (3) months after such date (in either event, the “Termination Date”).

11.3 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Assets abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

(a)	Conditions. Subject to Section 11.4, if on the date that would otherwise be the Closing Date, any of the conditions precedent to the obligations of Buyer set forth in Section 8 has not been satisfied, or waived in writing by Buyer.

(b)	Breach. Subject to Section 11.4, if Seller is in breach of its representations and warranties set forth in Section 3 in any material respect or Seller breaches in any material respect its covenants set forth herein.

(c)	Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any Judgment that would prevent or make unlawful the Closing.

(d)	Failure to Obtain FCC Consent. If (i) the FCC denies the Assignment Application in an order which has become a Final Order or (ii) the FCC Consent shall not have been received from the FCC prior to the Termination Date.

(e)	Damage to Assets. If Buyer shall elect to exercise its termination right pursuant to Section 6.13.

(f)	Real Estate Title Matters. If Buyer shall elect to exercise its termination right pursuant to Section 6.17.

11.4 Opportunity to Cure Breach. If either Party is in material breach of any representation, warranty, covenant or other obligation under this Agreement (including satisfaction of the conditions precedent to Closing set forth in Section 7 or 8 of this Agreement), the other Party shall provide the such Party with written notice specifying in reasonable detail the nature of such breach or failure of condition. The Party alleged to be in breach shall have thirty (30) calendar days from the date of receipt of such notice to cure the breach, and, to the extent necessary, Closing shall be postponed until five (5) Business Days after the thirtieth (30th) calendar day following the breach (but in no event later than the Termination Date). Notwithstanding the foregoing, (i) no opportunity to cure shall be available to Buyer with respect to its obligation to pay the Purchase Price at Closing, and (ii) the Closing shall only be subject to one postponement. If the breach is not cured in all material respects within the time period set forth herein, then each Party shall be entitled to exercise its rights under Section 11.3.

11.5 Effect of Termination. Upon termination: (i) if neither Party hereto is in material breach of any provision of this Agreement, the Parties hereto shall not have any further liability to each other; (ii) if Seller shall be in material breach of any provision of this Agreement, Buyer shall have the rights and remedies provided in Section 11.6 or otherwise available at law or equity; (iii) if Buyer shall be in material breach of any provision of this Agreement and Seller is not in material breach of any provision of this Agreement, then Seller shall be entitled to receive the Escrow Amount as liquidated damages, which shall be Seller’s sole and exclusive remedy with respect thereto (the Parties recognizing that the actual damages suffered by Seller as a result of a breach by Buyer are likely to be difficult or impractical to ascertain and, therefore, the payment of the Escrow Amount to Seller is fair and reasonable and does not constitute a penalty); and (iv) if both Parties shall be in material breach of any provision of this Agreement, then Buyer shall have its rights and remedies under clause (ii) above and Seller shall have all rights and remedies available at law or equity. If termination is not premised on clause (iii) above, then the Escrow Amount shall be paid or delivered to Buyer. In any event, Buyer and Seller shall each pay one half of any fees due the Escrow Agent.

11.6 Specific Performance. The Parties recognize that, if Seller refuses to perform under the provisions of this Agreement or otherwise breaches its obligation to consummate this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of seeking damages. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

11.7 [Reserved].

11.8 Attorneys’ Fees. In the event of a default by either Party that results in a lawsuit or other formal legal proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other Party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

11.9 Surviving Obligations. The rights and obligations of the Parties described in Sections 6.8, 6.9 and 12, and this Section 11 shall survive any termination.

SECTION 12: MISCELLANEOUS

12.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service, (ii) deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service, and (iii) addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 12.1:

If to Buyer:	GOCOM Media of Illinois, LLC Attn: Richard L. Gorman, President 200 Main Street, Suite 201 B Hilton Head Island, SC 29926 Telephone: (843)342-4405 Telecopy: (843)342-4406

with a copy (which shall not constitute notice) to:
Stephwn C. Brissette, Esq. Wyrick Robbins Yates & Ponton 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Telephone:(919) 781-4000 Telecopy: (919) 781-4856

and with a copy (which shall not constitute notice) to:
Joseph Di Scipio, Esq. Fletcher, Heald & Hildreth 11th Floor, North 17th Street Arlington, VA 22209 Telephone:(703) 812-0432 Telecopy: (703) 812-0486

If to Seller:	ACME Television of Illinois, LLC
ACME Television Licenses of Illinois, LLC
     Attn: Thomas D.Allen, Executive Vice President
2101 E. Fourth Street, Suite 202A
Santa Ana, California 92705
Telephone: (714) 245-9499
Telecopy: (714) 245-9494

with a copy (which shall not constitute notice) to:
Lewis J. Paper, Esq Dickstein Shapiro Morin & Oshinsky LLP 1825 Eye Street, NW Washington, DC 20006 Telephone: (202) 420-2265 Telecopy: (202) 420-2201

12.2 Expenses. Seller and Buyer shall each pay one-half of any sales and transfer Taxes and any recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement. The Parties shall cooperate with each other in the timely completion, execution and filing of any documentation required by any local or state Governmental Authority in connection with such sales and transfer Taxes. Buyer and Seller shall share equally and be responsible for the fees and expenses of the Escrow Agent. Buyer and Seller shall share equally and be responsible for any fees associated with filing (i) the Assignment Application for the FCC Consent and (ii) any other filing or similar fees relating to applications for Consent required from any Governmental Authority. Except as otherwise provided in this Agreement, Seller and Buyer shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein.

12.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law of such state.

12.4 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Buyer without the prior written consent of the other Party hereto; provided, that, without the consent of Seller, (i) Buyer may assign some or all of its rights hereunder to one or more Affiliates of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder and any such assignment must occur prior to the date the Assignment Application is filed with the FCC, (ii) if Buyer shall reasonably determine that it shall not be able to obtain a “failing station” waiver from the FCC on a timely basis, then Buyer may assign some or all of its rights hereunder to any third Person that shall have the financial resources to pay the Purchase Price, be qualified under the Communications Laws to become the FCC licensee of the Station without any waiver of any Communications Laws, and execute a document agreeing to be bound by the terms of this Agreement, in which event Seller and such assignee shall file a new Assignment Application in respect thereof with the terms and provisions of Section 6 again being in effect and applicable as if such assignee were the original buyer hereunder, (iii) Buyer may assign some or all of its rights hereunder to a subsequent purchaser of the Station, and (iv) Buyer may collaterally assign this Agreement to its and its subsidiaries’ and parents’ lenders. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation hereunder (other than the Parties’ Affiliates and representatives under and in accordance with Section 10).

12.5 Entire Agreement. This Agreement, all schedules hereto, and all documents and certificates to be delivered by the Parties pursuant hereto, collectively represent the entire understanding and agreement between the Parties hereto with respect to the subject matter of this Agreement. All schedules attached to this Agreement shall be deemed part of this Agreement and are incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations, letters of intent or other writings between the Parties and their respective representatives with respect to the subject matter hereof.

12.6 Amendment; Waivers of Compliance; Consents. This Agreement may be amended at any time but only by an instrument in writing signed by the Parties hereto. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

12.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by any court or other Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the Parties.

12.8 Mutual Contribution. The Parties to this Agreement and their counsel have mutually contributed to its drafting and to the drafting of all other agreements referenced herein. Consequently, no provision of this Agreement (or any such agreement referenced herein) shall be construed against any Party on the ground that such Party drafted the provision or caused it to be drafted or the provision contains a covenant of such Party.

12.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument. Signature pages delivered via email of scanned, or facsimile transmission of, executed signature pages shall be sufficient to make this Agreement binding.

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

BUYER:	GOCOM MEDIA OF ILLINOIS, LLC /s/ Richard L. Gorman Richard L. Gorman, President

SELLER	ACME TELEVISION OF ILLINOIS, LLC /s/ Thomas D. Allen Thomas D. Allen, Executive VP and CFO

ACME TELEVISION LICENSES OF ILLINOIS, LLC /s/ Thomas D. Allen Thomas D. Allen, Executive VP and CFO

Joinder as a Party solely with respect to Sections 6.15 and 10.6 and all terms requiring the execution and delivery of the Limited Indemnity Guaranty:

ACME TELEVISION, LLC /s/ Thomas D. Allen Thomas D. Allen, Executive VP and CFO

LIST OF EXHIBITS
Exhibit A	-	Limited Indemnity Guaranty

LIST OF SCHEDULES
Schedule 1.1B	-	Permitted Liens
Schedule 3.3	-	Consents
Schedule 3.5	-	Leased Real Property
Schedule 3.6	-	Equipment
Schedule 3.7	-	Licenses; FCC Exceptions
Schedule 3.8	-	MVPD Matters
Schedule 3.9	-	Assumed Contracts
Schedule 3.10	-	Intellectual Property
Schedule 3.14	-	Claims and Litigation